EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

      This sets forth the Employment Agreement ("Agreement") made effective as of February 29, 2000 between Anaren Microwave, Inc. ("Employer"), a New York corporation with common stock publicly traded on the NASDAQ, and Thomas J. Passaro, Jr. ("Employee" or "Mr. Passaro"), an individual currently residing at 16 Long Meadow Road, Commack, New York 11725.

                                    RECITALS

      A. RF Power Components, Inc ("RF Power") is based in Bohemia, New York and is in the business of designing and manufacturing stripline microstrip, coaxil and surface mount resistors/terminations, attenuators, couplers and power dividers/combiners (the "Business").

      B. Mr. Passaro co-founded RF Power and currently serves as its President.

      C. Anaren intends to purchase the outstanding stock of RF Power.

      D. Anaren desires to retain Mr. Passaro in its employment to continue to oversee and manage RF Power's business operations.

      E. In entering into this Agreement, Anaren desires to ensure Mr. Passaro's continued employment after Anaren purchases the outstanding stock of RF Power and to reinforce and encourage the continued dedication of Mr. Passaro to RF Power and to Anaren.


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                                      TERMS

      IN CONSIDERATION of the mutual covenants and representations contained herein, and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

      1. Employment.

            (a) Term. Employer shall employ Employee, and Employee shall continue to serve, as President of RF Power and as a Vice President and Officer of Employer for a period commencing on February 29, 2000 and ending on November 1, 2003 ("Period of Employment"), subject to earlier termination as provided in this Agreement.

            (b) Salary. During the period February 29, 2000 through November 1 2000, Employer shall pay Employee base salary at an annual rate of $150,000 (as adjusted in accordance with the following sentence "Base Salary"). Employee's Base Salary for the period November 2, 2000 through November 1, 2001 and for each succeeding 12 month period through November 1, 2003, shall be determined by the Employer's President and CEO, subject to approval by Employer's Board of Directors, but shall not be set below $150,000 annually, plus a minimum increase of 4% each year over the prior year. Employee's Base Salary is payable in accordance with Employer's regular payroll procedures for executive employees.

            (c) Title. Employee shall retain the title of President of RF Power Components, Inc. and shall also be a Vice President and Officer of Employer reporting directly to Employer's President and CEO,

            (d) Incentive Bonuses. Employee shall be eligible for annual incentive bonuses, beginning with Employer's fiscal year 2001 pursuant to the terms of the Management Incentive Plan which has been approved by the Board of Directors of Employer to


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cover key management personnel of Employer. Employee's target bonus shall be 30%
of his Base Salary. Incentive awards shall be based on a combination of overall corporate, functional and individual performance measured against pre-established goals; provided, however, that the functional/individual performance goals for fiscal 2001 shall be based on the projections provided to Employer by Employee and attached as Exhibit A (adjusted upward for payments made after the date hereof to Paul Davidsson pursuant to the Consulting and Non-Compete Agreement between Employee and Davidsson). (A copy of the applicable Management Incentive Plan is attached as Exhibit B.) (For the purpose of evaluating Employee's Management Incentive Payout related to his functional/individual performance for fiscal 2001, RF Power will be reviewed as a "stand alone" business. Upon termination of Employee's employment pursuant to subparagraph 5(a), or (b), Employee shall be entitled to a pro rata portion (based on Employee's complete months of active employment in the applicable fiscal year) of the annual incentive bonus that is payable with respect to the fiscal year during which the termination occurs, or in the case of a termination upon Employee's disability pursuant to subparagraph 5(c), a pro rata portion based on the portion of the fiscal year prior to commencement of the disability, plus the six month period after the disability began.

            (e) Severance Pay. If by November 1, 2003, Employee and Employer cannot agree on the terms of Employee's continued employment, Employee shall be entitled to be paid, as severance compensation, one year of the Base Salary in effect on November 1, 2003, plus $50,000 in lieu of incentive bonuses that Employee could have earned had he remained employed through the end of fiscal year ending 2004. Payments required pursuant to the preceding sentence shall be paid in accordance with Employer's regular payroll and incentive bonus payment procedures. For any period during which Employee's Base Salary


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is continued as severance compensation, Employee shall be eligible to continue to participate in RF's group health benefit and group term life insurance plans as if Employee was an active, full time employee. Employee's right to "COBRA" continuation coverage under RF's group health benefit plan shall commence the month following the end of the period during which Employee received severance compensation and continued health benefits.

      2. Duties During The Period Of Employment.

            (a) Employee shall have full responsibility, subject to the reasonable direction of Employer's President and CEO and Employer's Board of Directors, for the management of all aspects of RF Power's business and operations, and the discharge of such other duties and responsibilities to Employer as may from time to time be reasonably assigned to Employee by Employer's President and CEO; provided, however, that in no event shall Employee's duties be inconsistent with the title afforded him pursuant to
Section 1(c). Employee shall devote his full working time and reasonable best efforts to the business and affairs of Employer, in accordance with his senior management position with Employer, except during any period of illness or incapacity; provided, however, that nothing herein shall preclude Employee from devoting such reasonable and customary time as required to serve as a director of one other corporation involving no conflict of interest with the interests of Employer, to engage in charitable or community activities, and to engage in any other activities as approved in each case in advance by the President and Chief Executive Officer or the Board of Directors of Employer, provided that such activities collectively do not unreasonably interfere with the performance of his duties under this Agreement.

            (b) Employer will not require Employee to relocate from Long Island, New York to work for Employer during the term of this Agreement.


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      3. Fringe Benefits.

            (a) Benefit Plans. During the period of employment, Employee will continue to be eligible to participate in any RF Power sponsored pension benefit plans (as determined and defined under Section 3(2) of the Employee Retirement Income Security Act of 1974 as amended), RF Power's paid group life insurance plans, medical plans, dental plans, short term and long term disability plans, business travel insurance programs and other fringe benefit programs maintained by RF Power for the benefit of its executive employees at the time this Agreement is executed. Participation in any of RF Power's benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs. Employee shall also be eligible to receive stock options and restricted stock grants pursuant to Employer's Incentive Stock Option Plan and Restricted Stock Guidelines, as well as any other similar stock based plans made available to senior managers of Employer.

            (b) Expenses. Upon submission to Employer of vouchers or other required documentation, Employee shall be reimbursed for Employee's actual out-of-pocket travel and other expenses reasonably incurred and paid by Employee in connection with Employee's duties.

            (c) Other Benefits. During the Period of Employment, Employee shall be entitled to receive the following additional benefits:

                  (i) paid vacation of 4 weeks during each calendar year and any holidays that may be provided to all employees of RF Power.

                  (ii) Employee will continue to have full use of the automobile currently owned by RF Power and provided to him, until


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                        such time as the automobile is paid in full and, at that
                        time, Employer will transfer the automobile to Employee at a price to be determined by Employee and Employer's President and CEO, but such price shall not exceed the wholesale book value as determined by the "Automobile
                        Red Book" published for the month during which the final car loan payment is made by RF Power. In the interim, the Employer will be responsible for the car loan payments and reasonable repairs related to Employee's car.

      4. Stock Options.

            (a) Concurrent with execution of this Agreement, Employer shall grant to Employee, ten thousand (10,000) stock options with an exercise price equal to the closing price of Employer's stock on the date of grant subject to Employer's Qualified Incentive Stock Option Plan.

            (b) Future grants. Employer's President and CEO shall request annually of the Compensation Committee of the Board of Directors of Employer that Employee be granted additional Employee stock options to purchase shares of common stock of Employer.

      5. Termination. The Period of Employment shall be subject to termination prior to November 1, 2003 as follows:

            (a) Expiration of the Term. This Agreement shall terminate automatically at the expiration of the Period of Employment, unless the parties enter into a successor agreement that extends the Period of Employment.


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            (b) Termination Upon Death. The Period of Employment shall terminate upon Employee's death. In the event this Agreement is terminated as a result of Employee's death, Employer shall continue payments of Employee's Base Salary for a period of ninety (90) days following Employee's death to the beneficiary designated by Employee on the "Beneficiary Designation Form" attached to this Agreement as Appendix B. Employee's beneficiary shall be free to retain or dispose of any restricted stock granted to Employee in accordance with the terms of the applicable granting agreement(s). For purpose of this Section 5, "restricted stock" shall include shares of Employer Common Stock issued to Employee pursuant to the Stock Purchase Agreement between the undersigned parties and Tom Dowling dated February 29, 2000, as well as restricted stock that may be granted to Employee in his capacity as an employee. Additionally, Employer shall treat as immediately exercisable all unexpired stock options held by Employee that are not exercisable or that have not been exercised, so as to permit the beneficiary to purchase the balance of Employer common stock not yet purchased pursuant to said options until the end of the one year period that follows Employee's date of death.

            (c) Termination Upon Disability. Employer may terminate this Agreement upon Employee's disability. For the purpose of this Agreement, Employee's inability to perform Employee's regular duties by reason of physical or mental illness or injury for a period of twenty-six (26) successive weeks ("Disability Period") shall constitute "Disability." The determination of Disability shall be made by a physician selected by Employer and a physician selected by Employee; provided, however, that if the two physicians so selected shall disagree, the determination of Disability shall be submitted to Arbitration in accordance with the


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

rules of the American Arbitration Association, and the decision of the Arbitrator shall be binding on both parties.

      During the Disability Period, Employee shall be entitled to 100% of Employee's Base Salary, reduced by any other benefits to which Employee may be entitled for the disability period on account of such disability, including, but not limited to, benefits provided under New York's Workers' Compensation law.

      Upon termination pursuant to this Disability provision, Employee shall be free to dispose or retain in accordance with the terms of the applicable granting agreement(s), any restricted stock previously granted to Employee. Additionally, Employer shall treat as immediately exercisable all unexpired stock options held by Employee that are not exercisable or that have not been exercised, so as to permit the Employee to purchase the balance of Employer common stock not yet purchased pursuant to said options until the end of the one year period following Employee's termination due to Disability.

            (d) Termination for Cause. Employer may terminate Employee's employment immediately for "cause" by written notice to Employee. For purpose of this Agreement, termination shall be for "cause" if the termination results from any of the following events:

                  (i) material breach by Employee of this Agreement; provided if the breach was inadvertent, Employee shall have 10 days after notice of such breach is received from Employer's President and CEO to cure such breach;

                  (ii) misappropriating any funds or property of RF or Employer, or attempting to obtain any personal benefit from any


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                        transaction to which RF or to Employee's knowledge,
                        Employer is a party or from any transaction with any third party in which Employee has an interest which is adverse to the interest of RF or to Employee's knowledge, Employer, unless in either case, Employee shall have first obtained the written consent of the Employer's President and CEO;

                  (iii) unreasonable neglect or refusal to perform the duties assigned to Employee;

                  (iv)  conviction of felony or

                  (v) documented failure to follow the reasonable, written instructions of Employer's President and CEO.

      Notwithstanding any other term or provision of this Agreement to the contrary, if Employee's employment is terminated for cause, Employee shall forfeit all rights to receive future payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary will be paid to Employee through the date of termination.

            (e) Termination by Employee for Good Reason. Employee's employment with Employer may be terminated by Employee for Good Reason. For purposes of this Agreement "Good Reason" shall mean:

                  (i) the assignment to Employee of any duties inconsistent with Employee's position (including any change in his status, offices, and titles) authority, duties or responsibilities as contemplated by Sections 1(c) and 2 of this Agreement.


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                  (ii)  any failure by Employer to comply with any of the
                        provisions of Sections 1(b), 1(d), 3, 4,(b) or 8 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by Employee; or

                  (iii) the failure by Employer to comply with the provisions of
                        Section 2(b).

            (f) Termination by Employee for Good Reason or by Employer for Reasons Other Than Cause. In the event Employee terminates his employment for Good Reason or Employer terminates Employee for reasons other than cause, Employee shall be entitled to:

                  (i) the greater of (A) severance pay determined in accordance with the provisions of Section 1(e) of this Agreement (i.e., Base Salary plus $50,000 payable beginning with Employer's first payroll period that begins following Employee's date of termination, or (B) Employee's regular Base Salary for the balance of the Period of Employment had the Period of Employment not been terminated plus $22,500 for each 12 months remaining and pro rated for any period less than 12 months, in the Period of Employment;


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                  (ii)  dispose or retain in accordance with the applicable
                        granting agreement(s) any restricted stock granted to Employee and exercise all unexpired stock options held by Employee that are not exercisable or that have not been exercised, so as to permit the Employee to purchase the balance of Employer common stock not yet purchased pursuant to said options until the end of the one year period following Employee's termination; and

                  (iii) Employer-paid professional outplacement services through a company of Employee's choice for a period of 12 months following termination, not to exceed $14,000.

                  (iv) receipt of the payments and benefits provided in paragraphs (i) and (iii) above and the acceleration of the vesting provided for in paragraph (ii) above, is expressly conditioned on Employee executing a complete general release in favor of Employer, RF, and their officers and directors, in their individual and representative capacities, (collectively "the Releasees") which will provide a total bar against all claims against the respective Releasees related to Employee's employment and the termination of that employment.


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      6. Withholding. Employer shall deduct and withhold from compensation and benefits provided under this Agreement all legally required taxes and any benefit contributions required by law.

      7. Covenants.

            (a) Confidentiality. Employee shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secrets acquired in the course of Employee's employment by Employer. Employee acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce this provision. Employer's right to obtain injunctive relief shall not, however, diminish Employer's right to claim and recover damages. Employee commits to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Employer or Employer's affiliates, or any of its or their dealings, transactions or affairs which may come to Employee's knowledge in the pursuance of its duties on behalf of Employer, provided, however, that the foregoing covenants in this Section 7(a) shall not apply to any confidential information which (i) becomes generally available to the public other than as a result of a disclosure thereof by Employee or (ii) was or becomes available to the Employee from a source other than Employer which source, if a third party, is under no legal or contractual restraint on his or its disclosure thereof to Employee. If Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or


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similar process) to disclose any of the confidential information, it is agreed that Employee will provide Employer with prompt notice of such request(s) so that Employer may seek an appropriate protective order and if unsuccessful in obtaining a protective order by the time employee is compelled to disclose any confidential information, the Employer shall be deemed to waive Employee's compliance with the provisions of this Section 7(a).

            (b) Upon execution of this Agreement, Employee will properly execute a copy of Employer's Confidential and Proprietary Information Agreement (attached as Exhibit C).

            (c) No Competition.

                  (i) During the period of February 29 through November 1, 2003, Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise, or have any financial interest in, or aid or assist anyone else in the conduct of any entity or business ("a Competitive Operation") which principal business competes with the Business or the business of Employer.

                  (ii) In addition, if Employee is terminated for "Cause" as defined in Section 5(d) during the period of February 29 through November 1, 2003, Employee shall not, for a period of twenty four (24) months after November 1, 2003,


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                        participate in a Competitive Operation as defined in (i)
                        above.

                  (iii) Further, if Employee's termination results from
                        Expiration of the Term as provided in Section 5(a), Employee shall not, for a period of twenty four (24) months after November 1, 2003, participate in a Competitive Operation as defined in (i) above. Ownership by Employee of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph. Employee agrees that the amount of consideration paid by Employer to purchase the outstanding stock of RF Power was, in part, determined based on the condition that Employee would remain employed by Employer, and operate RF Power, for a minimum of three (3) years, and that the scope and breath of the above covenant not to compete is fair and reasonable and shall therefore be enforceable.

            (c) Termination of Payments. Upon the breach by Employee of any covenant under this paragraph 7, Employer may offset against any damages, including but not limited to attorneys' fees, it sustains by reason of such breach and/or recover from Employee immediately any and all severance benefits paid to Employee under paragraph 1(e) hereof in addition to any and all other remedies available to Employer under law or in equity.


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      8. In the event that any officer other than the President and CEO of
Employer, is given a "change of control" arrangement or agreement, then this Agreement will be amended contemporaneously therewith to provide Employee with a "change of control" arrangement on terms no less favorable than that given to other officers of Employer.

      9. Notices. Any notice which may be given hereunder shall be sufficient if in writing and mailed by certified mail, return receipt requested, to Employee at his residence, with a copy to Winston & Strawn, 200 Park Avenue, New York, New York 10166, Attention: Joseph DiBenedetto, Esq. and to Employer at P.O. Box 178, 6635 Kirkville Road, E. Syracuse, New York 13057 or at such other addresses as either Employee or Employer may, by similar notice, designate.

      10. Rules, Regulations and Policies. Employee shall abide by and comply with all of the material rules, regulations, and policies of Employer, which are not inconsistent with this Agreement, including without limitation Employer's policy of strict adherence to, and compliance with, any and all requirements of the Securities and Exchange Commission and the NASDAQ.

      11. No Prior Restrictions. Employee affirms and represents that Employee is under no obligation to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, the employment of Employee by Employer, or Employee's undertakings under this Agreement.

      12. Return of Employer's Property. After Employee has received notice of termination or at the end of the term of this Agreement whichever first occurs, Employee shall immediately return to Employer all documents and other property in his possession belonging to Employer.


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      13. Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this instrument shall be construed as if such invalid provisions had not been inserted.

      14. Governing Law. This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.

      15. Disputes. The exclusive forum to resolve any dispute involving the interpretation or application of this Agreement shall be to binding arbitration pursuant to the rules and procedures of the American Arbitration Association except that the "non-prevailing" party shall be liable to pay the costs and reasonable attorney's fees of the prevailing party. To the extent that the parties can not agree as to who the "non prevailing" party is, the Arbitrator shall retain jurisdiction exclusively to decide that issue. The Arbitrator shall have no jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement. The award rendered by the Arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any New York court having jurisdiction.

      16. Assignability and Successors. This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon, and shall inure to the benefit of the successor of Employer through merger, acquisition of all or substantially all the assets of Employer, or corporate reorganization.


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      17. Miscellaneous.

            (a) This Agreement constitutes the entire understanding and agreement between the parties with respect to Employee's employment with Employer and shall supersede all prior understandings and agreements.

            (b) This Agreement cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by the parties.

            (c) The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or permitted assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach.

            (d) The provisions of paragraph 1(d), and 7 and any other provisions of this Agreement that by their terms survive the termination of this Agreement or Period of Employment shall survive the termination of this Agreement.

      18. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one in the same instrument.

Dated:    February 29, 2000                       ANAREN MICROWAVE, INC.

                                                  By: /s/ Lawrence A. Sala
                                                      -------------------------
                                                      Lawrence A. Sala
                                                      President and CEO

Dated:    February 29, 2000                           /s/ Thomas J. Passaro, Jr
                                                      -------------------------
                                                      Thomas J. Passaro, Jr.


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